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                                                                   Exhibit 10.18


                              SEVERANCE AGREEMENT

            Severance Agreement made as of April 17, 1998, between Tseng Labs, Inc. (the "Company") and Mark Karsch (the "Employee").

            WHEREAS, the Employee is presently employed by the Company as its Senior Vice President and Chief Financial Officer;

            WHEREAS, the Board of Directors of the Company (the "Board") desires to provide this Agreement to the Employee in recognition of the extraordinary efforts made by the Employee on behalf of the Company and as additional compensation for the valuable services rendered and to be rendered by the Employee to the Company;

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

            1. Definitions. For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly otherwise requires:

            (a) "Annual Base Salary" shall mean twelve times the highest monthly base salary paid (including any base salary which has been earned but deferred and including salary reductions under employee benefit plans) to the Employee by the Company and its Affiliates during the twelve-month period immediately preceding the date of the Employee's Termination of Employment.

            (b) "Affiliate" shall mean any entity directly or indirectly controlled by, controlling or under common control with the Company.

            (c) "Board" shall mean the Board of Directors of the Company.

            (d) "Cause" shall mean (i) misappropriation of funds, (ii) habitual insobriety or substance abuse while performing duties for the Company, (iii) conviction of a felony involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations or financial condition of the Company and its Affiliates taken as a whole.

            (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.
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            (f) "Company" shall mean Tseng Labs, Inc. and any successor to its business or assets.

            (g) "Disability" shall mean the Employee has had a continuous illness, injury or incapacity for a period of six consecutive months that prevents him from carrying out the responsibilities of his position with the Company or the Board otherwise determines that the Employee has incurred a long-term disability.

            (h) "Separation Period" shall mean the two-year period beginning on the date of the Employee's Termination of Employment.

            (i) "Termination Date" shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.

            (j) "Termination of Employment" shall mean a termination of the Employee's employment with the Company and its Affiliates either (x) on account of death or Disability or (y) under any of the following circumstances that occur after or in connection with a substantial acquisition by the Company, a merger or consolidation involving the Company, a liquidation of the Company or a change of control of the Company (as determined under the Tseng Labs, Inc.
1995 Stock Option Plan) after the date of this Agreement:

                  (A) A termination of employment initiated by the Company for any reason other than Cause;

                  (B) A termination of employment, initiated by the Employee upon one or more of the following occurrences (other than for Cause):

                        (i) any failure of the Company to comply with any of the
            terms of this Agreement;

                        (ii) any change resulting in a significant reduction by
            the Company of the authority, duties, compensation or responsibilities of the Employee;

                        (iii) any reduction in the Employee's base salary; or

                        (iv) any requirement that the Employee move his
            principal place of business more than 25 miles from the Company's headquarters as of the effective date of this Agreement.

            2. Notice of Termination. Any Termination of Employment (other than on account of death) shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination"


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means a written notice which indicates that the Employee's employment will terminate and, if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

            3. Compensation Upon Termination of Employment. In the event of the Employee's Termination of Employment, the Company shall pay or provide to the Employee (or, in the event of the Employee's death, to the Employee's estate), the following:

                  (i) The Employee's earned but unpaid compensation as of the Termination Date and the benefits, if any, to which the Employee is entitled as a former employee under the employee benefit programs and compensation plans maintained for the benefit of the Company's officers and employees.

                  (ii) A lump sum cash payment on the Termination Date equal to the Annual Base Salary the Employee would have earned if the Employee had continued working for the Company during the Separation Period.

                  (iii) Continued group hospitalization, health care and dental care coverage for the Employee and his spouse and dependents, if any, while living during the Separation Period, with coverage equivalent to the coverage to which the Employee and his spouse and dependents, if any, would have been entitled had the Employee continued working for the Company during the Separation Period at his Annual Base Salary, based on the Company's benefit plans in effect at the Termination Date; provided that, in lieu of continuing the Employee and his spouse and dependents, if any, in the Company's benefit plans, the Company may pay to the Employee a lump sum cash payment, on the Termination Date, equal to the cost (including tax costs) to the Employee of acquiring and maintaining such coverage for the Separation Period; and further provided that the COBRA health continuation coverage period under Section 4980B of the Code shall begin at the end of the Separation Period.

                  (iv) All options to purchase stock of the Company that are held by the Employee and that have not previously vested shall be fully vested as of the Employee's Termination of Employment. The Employee's outstanding stock options may be exercised during the three-year period following the date on which the Employee is no longer an employee or a member of the Board (or, in the case of options granted under the Tseng Labs, Inc. 1995 Stock Option Plan, such longer period as may be specified in the Plan in the case of retirement approved by the Company, if the Employee is eligible for retirement), but not later than the expiration of the option term.

                  (v) The Company shall reimburse the Employee for the cost of $10,000 of outplacement services, or the Employee may elect to receive an immediate $10,000 cash payment from the Company at or after the Termination Date in lieu of such outplacement services. As an alternative, the Employee may elect to receive a


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      combination of reimbursement for outplacement services and a cash payment, with the total value of the reimbursement and payment equaling $10,000.
      All reimbursements and payments under this subsection (v) shall be accompanied by an additional cash payment from the Company in an amount that covers the federal, state, local and other taxes imposed on the Employee as a result of the reimbursements and payments under this subsection (v).

            4. Other Payments. The severance compensation due under Section 3 shall be in addition to and not in lieu of any payments or benefits due to the Employee under any other plan, policy or program of the Company, except that no payments shall be due to the Employee under the Company's severance pay plan then in effect for employees, if any.

            5. Term of Agreement. The term of this Agreement shall be for five years from the date of this Agreement and shall be automatically renewed for successive one-year periods unless the Company notifies the Employee in writing that this Agreement will not be renewed at least 60 days prior to the end of the then current term; provided, however, that (a) in the event of a Termination of Employment, this Agreement shall remain in effect until all of the obligations of the Company hereunder are satisfied or have expired, and (b) this Agreement shall terminate if the Employee's employment with the Company and its Affiliates shall terminate for any reason other than a Termination of Employment.

            6. Enforcement.

            (a) In the event that the Company shall fail or refuse to make payment of any amounts due the Employee under this Agreement within the time periods provided therein, the Company shall pay to the Employee, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required under this Agreement, until paid to the Employee, at the rate from time to time announced by First Union Bank as its "prime rate" plus 2%, each change in such rate to take effect on the effective date of the change in such prime rate.

            (b) It is the intent of the parties that the Employee not be required to incur any expenses associated with the enforcement of his rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder. Accordingly, the Company shall pay the Employee on demand the amount necessary to reimburse the Employee in full for all expenses (including without limitation all attorneys' fees and legal expenses) incurred by the Employee in enforcing any of the obligations of the Company under this Agreement.

            7. No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment


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or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

            8. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates and for which the Employee may qualify, except as provided in Section 4 above.

            9. No Set-Off. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.

            10. Taxes. Any payment required under this Agreement shall be subject to all requirements of applicable law with regard to federal, state, local and other withholding of taxes.

            11. Parachute Payments.

            (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the Company shall pay the Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise taxes imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

            (b) The Employee may have an independent public accountant selected by the Employee (the "Accounting Firm") determine whether and to what extent the excise tax under Section 4999 of the Code is applicable to any Payment. If the Accounting Firm determines that an excise tax is payable, the Company shall pay to the Employee such amounts as are then due to the Employee under this Section 11, based on the Accounting Firm's determination. Payment shall be made within five days after the Employee notifies the Company of the Accounting Firm's determination and requests payment.


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            (c) In the event that upon any audit by the Internal Revenue
Service, or by a state or local taxing authority, of the Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Employee, the Company shall pay to the Employee a sufficient amount (or the Employee shall reimburse the Company for the amount of any overpayment, if an overpayment shall have been made by the Company) such that the net amount which is payable to the Employee after taking into account the provisions of
Section 4999 of the Code shall reflect the intent of the parties as expressed in subsection (a) above. The Accounting Firm shall determine the amount of any such payment to be made, and the payment shall be made within five days after the Employee or the Company (as the case may be) requests payment. The payment shall include, without limitation, any interest and penalties imposed on the Employee as a result of the imposition of tax under Section 4999 of the Code.

            (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

            12. Arbitration; Expenses.

            (a) In the event of any dispute under the provisions of this Agreement, either party shall have the right to have such dispute, controversy or claim to be settled by arbitration in Bucks County, Pennsylvania, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Company, one of whom shall be selected by the Employee, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The party or parties bringing the challenge under this Agreement shall in all circumstances have the burden of proof.

            (b) In the event of an arbitration or lawsuit by either party to enforce the provisions of this Agreement, Employee shall be entitled to recover reasonable costs, attorney's fees and other expenses from the Company pursuant to Section 6(b).

            13. Successor Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.


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Failure of the Company to obtain such agreement prior to the effective date of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any such successors to its business or assets, jointly and severally.

            14. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

      If to the Company, to:

            Tseng Labs, Inc.
            Attn:  Chairman of the Compensation Committee
            6 Terry Drive
            Newtown, PA  18940

      If to the Employee, to:

            Mark Karsch
            2279 Locust Drive
            Lansdale, PA  19446

or to such other names or addresses as the Company or the Employee, as the case may be, shall designate by notice to the other party in the manner specified in this Section; provided, however, that if no such notice is given by the Company, notice at the last address of the Company or to any successor pursuant to
Section 13 shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

            15. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.


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            16. Contents of Agreement, Amendment and Assignment.

            (a) This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the Employee and approved by the Board and executed on the Company's behalf by the Chairman of the Compensation Committee of the Board. The provisions of this Agreement may provide for payments to the Employee under certain compensation or benefit plans or agreements under circumstances where such plans or agreements would not provide for payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans or agreements, and such plans or agreements shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

            (b) Nothing in this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company.

            (c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee and the Company hereunder shall not be assignable in whole or in part by the Company. Any payments to be made to the Employee after his death shall be made to the personal representative of his estate.

            17. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

            18. Remedies Cumulative; No Waiver. No right conferred upon the Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, including, without limitation, any delay by the Employee in requesting payment under Section 11 or any delay by the Employee in delivering a Notice of Termination pursuant to Section 2 after an event has occurred which would, if the Employee had resigned, have constituted a Termination of Employment pursuant to Section 1(j) of this Agreement.

            19. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be


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necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

            IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.


Attest:                             TSENG LABS, INC.

/s/ Barbara J. Hawkins                  /s/ Christopher F. Sutphin
_________________________           By: ________________________________________
Secretary                           Chairman, Compensation Committee
                                    of the Board of Directors
_________________________
Date

                                    /s/ Mark Karsch
_________________________           ____________________________________________
Witness                             Mark Karsch

_________________________
Date